Exhibit 10.1

Execution Version

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

AMONG

PHOENIX PARENT HOLDINGS INC.,

KKR PHOENIX AGGREGATOR L.P.,

WALGREEN CO.,

KKR AMERICAS FUND XII L.P., SOLELY FOR CERTAIN SECTIONS AS SET FORTH HEREIN

WALGREENS BOOTS ALLIANCE, INC., SOLELY FOR CERTAIN SECTIONS AS SET FORTH HEREIN

AND

PHARMERICA CORPORATION, SOLELY FOR A CERTAIN SECTION AS SET FORTH HEREIN

March 5, 2019

- i -

Schedules and Exhibits

Schedule I	Share Ownership

Schedule II	Directors as of the BrightSpring Closing

Schedule III	Walgreens Approval Rights

Annex A	Form of Joinder Agreement

- ii -

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Amended and Restated Stockholders’ Agreement (this “Agreement”) is entered into as of March 5, 2019, by and among Phoenix Parent Holdings Inc., a Delaware corporation (the “Company”), KKR Phoenix Aggregator L.P., a Delaware limited partnership (“KKR”), Walgreen Co., an Illinois corporation (“Walgreens” and, together with KKR and any other stockholders of the Company who become party to this Agreement from time to time pursuant to the terms hereof, the “Stockholders”), KKR Americas Fund XII L.P. (“KKR Americas XII”), solely for purposes of Sections 3.3(d), 4.3, 4.4, 5.3, 5.4, 5.6, 5.7, 5.8, 5.9, 5.10, 5.13, 5.14 and 5.15 (the “KKR Americas Specified Provisions”), Walgreens Boots Alliance, Inc. (“WBA”), solely for purposes of Sections 2.7, 3.3(d), 4.2, 4.3, 4.4, 4.6, 5.3, 5.4, 5.6, 5.7, 5.8, 5.9, 5.10, 5.13, 5.14 and 5.15 (the “WBA Specified Provisions”) and PharMerica Corporation, a Delaware corporation (“PharMerica”), solely for the purposes of Section 4.7.

RECITALS

WHEREAS, on December 7, 2017, the parties hereto entered into a Stockholders’ Agreement (the “Original Agreement”) in connection with the closing of the acquisition by the Company, by a merger of Phoenix Merger Sub Inc. with and into PharMerica, of all of the outstanding common stock of PharMerica (the “Acquisition” and the closing of such Acquisition, the “Closing”);

WHEREAS, on December 10, 2018, the Company, Cardinal Merger Sub Inc., Onex Rescare Holdings Corp. (“BrightSpring”). and Onex Partners GP, Inc. entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “BrightSpring Merger Agreement”), pursuant to and subject to the terms and conditions of which, among other things, the Company would acquire, by a merger of Cardinal Merger Sub Inc. with and into BrightSpring, all of the outstanding common stock of BrightSpring (the “BrightSpring Acquisition”);

WHEREAS, in connection with the closing of the BrightSpring Acquisition (the “BrightSpring Closing”) the parties hereto desire to amend and restate the Original Agreement;

WHEREAS, immediately following the BrightSpring Closing and as of the date hereof, KKR and Walgreens Beneficially Own (as defined below) the respective amounts of the issued and outstanding Common Stock (as defined below) set forth in Schedule I to this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, the parties hereby agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“ABDC” means AmerisourceBergen Drug Corporation.

“ABDC Prime Vendor Agreement” means, collectively, that certain Pharmaceutical Purchase and Distribution Agreement, dated as of March 13, 2013, by and between ABDC (and certain of its affiliates) and Walgreens (and certain of its affiliates), as amended prior to the date hereof (the “Underlying ABDC Prime Vendor Agreement”) and as further amended by that certain Joinder Agreement and Eighth Amendment to the Pharmaceutical Purchase and Distribution Agreement, dated as of December 7, 2017, pursuant to which, among other things, PharMerica is treated as an affiliate of Walgreens under such Pharmaceutical Purchase and Distribution Agreement, entitling PharMerica and its Subsidiaries to purchase pharmaceuticals and other products thereunder on the terms set forth therein (the “Eighth Amendment to the ABDC Prime Vendor Agreement”), each as may be amended from time to time in accordance with their terms.

“Acquisition” has the meaning set forth in the recitals.

“Adverse PVA Amendment” has the meaning set forth in Section 4.7.

“Adverse PVA Termination” has the meaning set forth in Section 4.7.

“Adverse WBAD Termination” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act; provided, however, that notwithstanding the foregoing, an Affiliate of a KKR Stockholder or KKR Americas XII shall not include any KKR Portfolio Company; provided, further, that for purposes of this Agreement none of the Stockholders, KKR Americas XII and WBA shall be deemed to be an Affiliate of the Company or any of its Subsidiaries (or vice versa).

“Affiliated Purchasing Arrangement” has the meaning set forth in Section 4.7.

“Agreement” has the meaning set forth in the preamble.

“Alternative Purchasing Arrangement” has the meaning set forth in Section 4.7.

“Appraisal-Related Additional Capital Contribution” has the meaning set forth in Section 3.8(b).

“Appraisal-Related Additional Capital Contribution Cap” has the meaning set forth in Section 3.8(b).

“Associated Person” has the meaning set forth in Section 5.14.

“Beneficial Ownership” of any securities means ownership by a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning. For the avoidance of doubt, no Stockholder shall be deemed to Beneficially Own any securities of the Company or any of its Subsidiaries held by any other holder of such securities solely by virtue of the provisions of this Agreement (other than this definition).

“Board” has the meaning set forth in Section 2.1(a).

“BrightSpring” has the meaning set forth in the recitals.

“BrightSpring Acquisition” has the meaning set forth in the recitals.

“BrightSpring Closing” has the meaning set forth in the recitals.

“BrightSpring Merger Agreement” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, a Sunday or other day on which national banking associations in the State of New York are authorized by Law to be closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

“Closing” has the meaning set forth in the recitals.

“Closing Date” means December 7, 2017.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning set forth in the preamble; provided that, following an Initial Public Offering, references herein to the Company shall be deemed to be references to the IPO Corporation (unless the context clearly indicates otherwise).

“Company Sale” has the meaning set forth in Section 3.3(a).

“Confidential Information” means all confidential or proprietary information (irrespective of the form of communication) obtained by or on behalf of a Stockholder or any of its Representatives from the Company or any of its Subsidiaries or any of their respective Representatives, through the ownership of Shares or through the rights granted pursuant hereto, other than any information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by a Stockholder or any of its Representatives, (ii) was or becomes available to a Stockholder or any of its Representatives on a nonconfidential basis prior to disclosure to such Stockholder or its Representative by the Company or any of its Subsidiaries or any of their respective Representatives, (iii) was or becomes available to a Stockholder or any of its Representatives from a source other than the Company or any of its Subsidiaries or any of their respective Representatives, provided that such source is not known by such Stockholder or its Representative to be bound by a confidentiality agreement or other obligation of confidentiality with the Company or any of its Subsidiaries or (iv) is independently developed by a Stockholder or any of its Representatives without the use of any such information received under this Agreement. Confidential Information also includes (x) all information previously provided under the provisions of any confidentiality agreement(s) between the Stockholders or their Affiliates and the Company or PharMerica entered into in connection with the Acquisition, including all information, documents and reports referred to thereunder, (y) all understandings, agreements and other arrangements between and among the Stockholders or their respective Affiliates relating to or in consideration with their investments in, or dealings with, the Company and its Subsidiaries, and (z) all other non-public information received from, or otherwise relating to, the Company and its Subsidiaries or any Stockholder or other investor in any of the foregoing.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Persons” has the meaning set forth in Section 4.3(a).

“Declining Stockholders” has the meaning set forth in Section 3.7(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Director” means any member of the Board or the IPO Corporation Board, as the case may be.

“Drag Shares” has the meaning set forth in Section 3.5(a).

“Dragging Stockholders” has the meaning set forth in Section 3.5(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Expert Auditor” has the meaning set forth in Section 4.7(b).

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Governmental Authority” means: (i) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) the United States and other federal, state, local, municipal, foreign or other government or (iii) any governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Inclusion Notice” has the meaning set forth in Section 3.4(b).

“Inclusion Right” has the meaning set forth in Section 3.4(c).

“Indemnification Agreement” means that certain Amended and Restated Indemnification Agreement, dated as of the date hereof, by and among the Company, Phoenix Guarantor Inc., PharMerica, BrightSpring, Kohlberg Kravis Roberts & Co. L.P. and WBA, as the same may be amended from time to time in accordance with its terms.

“Indemnification Amount” has the meaning set forth in Section 4.7(c).

“Indemnification Cap” has the meaning set forth in Section 4.7(a).

“Initial Management Equity Program” means the Management Equity Program established or entered into in connection with the Acquisition and pursuant to which a pool of no greater than 10% of the total Shares outstanding (calculated on a fully diluted basis) in the aggregate have been authorized for issuance.

“Initial Public Offering” means the first firm commitment underwritten public offering of equity securities of the IPO Corporation pursuant to an effective registration statement under the Securities Act (other than a registration statement on Forms S-4 or S-8 or any similar form).

“Interim Investors Agreements” means (a) the interim investors agreement, dated as of August 1, 2017, by and among the Company, KKR Americas XII and WBA and (b) the interim investors agreement, dated as of March 5, 2019, by and among the Company, KKR Americas XII and WBA.

“IPO Corporation” means the Company, as the entity which undertakes the Initial Public Offering, unless the Board otherwise determines that the “IPO Corporation” shall be any Subsidiary of the Company or another corporation, limited liability company, limited partnership, or any other entity, in which case the IPO Corporation shall be such other Person.

“IPO Corporation Board” has the meaning set forth in Section 2.1(c)(i).

“Issuance Notice” has the meaning set forth in Section 3.7(a).

“Joinder Agreement” has the meaning set forth in Section 3.1(c).

“KKR” has the meaning set forth in the preamble.

“KKR Americas Specified Provisions” has the meaning set forth in the preamble.

“KKR Board Representation Number” means the following number as applicable from time to time: three (3) as of the Closing Date and, following the Closing upon any change in the number of Directors constituting the entire Board and/or change in the percentage of the issued and outstanding Shares that are Beneficially Owned by the KKR Stockholders, the KKR Board Representation Number shall be equal to the product (rounded up or down to the nearest whole number) of (i) the total number of Directors constituting the entire Board (without taking into account, prior to an Initial Public Offering, the Director that is also the Chief Executive Officer of the Company) multiplied by (ii) the percentage of the issued and outstanding Shares that are Beneficially Owned by the KKR Stockholders.

“KKR Debt Fund Affiliates” has the meaning set forth in Section 4.4(a).

“KKR Designated Director” has the meaning set forth in Section 2.1(b)(i).

“KKR Nominee” has the meaning set forth in Section 2.1(c)(i).

“KKR Portfolio Company” means any portfolio company (as such term is commonly understood in the private equity industry) owned by any fund managed or advised by Kohlberg Kravis Roberts & Co. L.P. or any of its Affiliates.

“KKR Stockholder” means KKR and any of its Permitted Transferees that has become a Stockholder in accordance with this Agreement.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority.

“Management Equity Program” any management equity plan, stock incentive plan or other management or employee benefit plan or agreement, or any combination thereof, pursuant to which a pool of Shares or other equity securities of the Company or any of its Subsidiaries has been authorized for issuance to members of management and/or other employees or consultants of the Company and its Subsidiaries.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 1, 2017, by and among the Company, Phoenix Merger Sub, Inc. and PharMerica, as amended, supplemented or otherwise modified from time to time.

“Monitoring Agreement” means that certain agreement, dated as of the date hereof, by and among PharMerica, Phoenix Guarantor Inc., Kohlberg Kravis Roberts & Co. L.P. and WBA, pursuant to which certain management, consulting and financial services are to be provided to the Company and its Subsidiaries, as the same may be amended from time to time in accordance with its terms.

“Negotiation Period” has the meaning set forth in Section 4.7(c).

“Option Care” has the meaning set forth in Section 2.7.

“Participating Stockholder” has the meaning set forth in Section 3.7(a).

“Permitted Transferee” means (A) with respect to any Walgreens Stockholder: (i) any Affiliate of such Person to the extent that a majority of the equity interest in, and the voting power with respect to, such Affiliate are Beneficially Owned by WBA, and (B) with respect to any KKR Stockholder: (i) any Affiliate of such Person, (ii) any successor entity of such Person and (iii) any investment fund or vehicle with respect to which Kohlberg Kravis Roberts & Co. L.P. or an Affiliate thereof serves as the general partner or manager or advisor; except to the extent that a majority of the equity interest in, and the voting power with respect to, such Persons described in clauses (B)(i), (ii) or (iii) are Beneficially Owned by Persons other than Affiliates of Kohlberg Kravis Roberts & Co. L.P. or investment funds or vehicles with respect to which Kohlberg Kravis Roberts & Co. L.P. or an Affiliate thereof serves as the general partner or manager or advisor.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“PharMerica” has the meaning set forth in the preamble.

“Post-IPO Period” has the meaning set forth in Section 2.1(c).

“Preemptive Percentage” has the meaning set forth in Section 3.7(b).

“Pre-IPO Period” has the meaning set forth in Section 2.1(b).

“Public Offering” means a public offering of equity securities pursuant to a registration statement declared effective under the Securities Act.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, among the Company and each of the Stockholders, as the same may be amended from time to time in accordance with its terms.

“Representatives” has the meaning set forth in Section 4.2(c).

“Required Sale” has the meaning set forth in Section 3.5(a).

“Required Sale Notice” has the meaning set forth in Section 3.5(a).

“Restricted Business” has the meaning set forth in Section 4.3(b).

“Restricted Period” means the period commencing on December 7, 2017 and terminating on the earliest to occur of the following events: (i) prior to an Initial Public Offering, (A) with respect to WBA, the date that the Walgreens Stockholders collectively cease to hold at least 15% of the issued and outstanding Shares (disregarding any Shares or options to purchase Shares issued or granted to management or employees of the Company and its Subsidiaries) and (B) with respect to KKR Americas XII, the date that the KKR Stockholders collectively cease to hold at least a majority of the issued and outstanding Shares (disregarding any Shares or options to purchase Shares issued or granted to management or employees of the Company and its Subsidiaries) and (ii) after an Initial Public Offering, the earlier of (A) the third anniversary of the date of completion of such Initial Public Offering and (B) (x) with respect to WBA, the date that the Walgreens Stockholders collectively cease to hold at least 50% of the Shares the Walgreens Stockholders held immediately prior to the completion of such Initial Public Offering and (y) with respect to KKR Americas XII, the date that the KKR Stockholders collectively cease to hold at least 50% of the Shares the KKR Stockholders held immediately prior to the completion of such Initial Public Offering.

“Restricted Person” has the meaning set forth in Section 4.3(a).

“Sale Proposal” has the meaning set forth in Section 3.5(a).

“Same Terms and Conditions” means the same price and otherwise on the same terms and conditions (and with respect to any consideration to be paid to the Selling Stockholders or the Dragging Stockholders (as the case may be) with respect to, arising out of, or in connection with the subject transaction, excluding any amounts payable under (i) the Monitoring Agreement or (ii) any other then-existing agreement between the Company or its Subsidiaries and the Selling Stockholders or the Dragging Stockholders (as the case may be) entered into in compliance with this Agreement, in the case of each of clauses (i) and (ii), which is in addition to the consideration paid to the Selling Stockholders or the Dragging Stockholders (as the case may be) as payment for, or distribution on, their Shares); provided, that (x) the Selling Stockholders or the Dragging Stockholders (as the case may be) may receive, even if not offered to the other Stockholders, rights to appoint members of any board of directors or similar governing body or any other governance rights (including board observer rights) and (y) the Selling Stockholders or the Dragging Stockholders (as the case may be) may receive, even if not offered to the other Stockholders, rights to Transfer any securities received in such transaction not given to the other Stockholders.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Selling Stockholder” has the meaning set forth in Section 3.4(a).

“Senior Credit Facility” has the meaning set forth in Section 4.4(a).

“Shares” means shares of the Capital Stock of the Company.

“Sharing Percentage” means, with respect to each Stockholder (or group of Stockholders), the fraction (expressed as a percentage), the numerator of which is the number of Shares owned by such Stockholder (or group) and the denominator of which is the sum of the total number of Shares owned by all Stockholders (or the relevant Stockholders if the calculation is made with respect to a specified group of Stockholders).

“Shortfall Funding” has the meaning set forth in Section 3.7(b).

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC and as in effect on the date hereof.

“Stockholder” has the meaning set forth in the preamble.

“Subscription Period” has the meaning set forth in Section 3.7(a).

“Subsidiary” means with respect to any Person (i) any corporation or other entity a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by such initial Person or (ii) a partnership in which such initial Person or any direct or indirect Subsidiary of such initial Person is a general partner. For the avoidance of doubt, all references herein to the Subsidiaries of the Company shall include PharMerica and its Subsidiaries unless explicitly stated otherwise.

“Tag-Along Pro Rata Share” means a fraction, the numerator of which is the aggregate number of Shares proposed to be Transferred by the Selling Stockholder in the transaction subject to the applicable Inclusion Notice, and the denominator of which is the aggregate number of Shares Beneficially Owned by the KKR Stockholders.

“Tag Offerees” has the meaning set forth in Section 3.4(a).

“Term Debt” has the meaning set forth in Section 4.4(a).

“Term Debt Limit” has the meaning set forth in Section 4.4(a).

“Transaction Agreements” means, collectively, the Interim Investors Agreements (in the case of the Interim Investors Agreement dated August 1, 2017, solely with respect to the provisions thereof that expressly survive the Closing, and, in the case of the Interim Investors Agreement dated March 5, 2019 solely with respect to the provisions thereof that expressly survive the closing of the BrightSpring Acquisition), the Registration Rights Agreement, the Indemnification Agreement, the Monitoring Agreement and the Transaction Fee Agreement.

“Transaction Fee Agreement” means that certain Transaction Fee Agreement, dated as of the date hereof, by and among KKR, WBA and Phoenix Guarantor Inc.

“Transfer” or “Transferred” means any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition (whether voluntary or involuntary or by operation of law) of any Shares (or any interest (pecuniary or otherwise) therein or rights thereto) Beneficially Owned by a Person. In the event that any Stockholder that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person or group of Persons controlling such Stockholder or any Permitted Transferee or Permitted Transferees of such Person or group of Persons, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein. For the avoidance of doubt, any direct or indirect transfer, sale, assignment, exchange or any other disposition by a partner, member or other equity holder of a Stockholder to another Person, of any partnership or membership interest or other equity security of such Stockholder that does not result in the Person or group of Persons controlling such Stockholder or a Permitted Transferee or Permitted Transferees of such Person or group of Persons to cease to control such Stockholder, shall not be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities of the Company or any of its Subsidiaries that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock or other securities.

“Walgreens” has the meaning set forth in the preamble.

“Walgreens Board Representation Number” means the following number as applicable from time to time: two (2) as of the Closing Date and, following the Closing upon any change in the number of Directors constituting the entire Board and/or change in the percentage of the issued and outstanding Shares that are Beneficially Owned by the Walgreens Stockholders, the Walgreens Board Representation Number shall be equal to the product (rounded up or down to the nearest whole number) of (i) the total number of Directors constituting the entire Board (without taking into account the Director that is also the Chief Executive Officer of the Company) multiplied by (ii) the percentage of the issued and outstanding Shares that are Beneficially Owned by the Walgreens Stockholders.

“Walgreens Designated Director” has the meaning set forth in Section 2.1(b)(i).

“Walgreens Nominee” has the meaning set forth in Section 2.1(c)(i).

“Walgreens Stockholder” means Walgreens and any of its Permitted Transferees that has become a Stockholder in accordance with this Agreement.

“WBA” has the meaning set forth in the preamble.

“WBAD” has the meaning set forth in Section 4.7.

“WBAD Membership Agreement” has the meaning set forth in Section 4.7.

“WBA Specified Provisions” has the meaning set forth in the preamble.

Section 1.2. Construction. Unless the context requires otherwise, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” (except to the extent the context otherwise provides). This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1. Board Representation.

(a) Board Size. At the BrightSpring Closing, the Company and the Stockholders shall take such action, including any stockholder votes or written consents in lieu thereof, as may be necessary to cause the board of directors of the Company (the “Board”) to consist, immediately following the BrightSpring Closing, of seven (7) Directors as identified on Schedule II, three of which are KKR Designated Directors, two of which are Walgreens Designated Directors, one of which is the then-current Chief Executive Officer of the Company and one of which has been mutually agreed by the KKR Stockholder and the Walgreens Stockholder. Any changes in the size or composition of the Board following Closing will be subject to the provisions of this Section 2.1.

(b) Board Representation during Pre-IPO Period. From the Closing until an Initial Public Offering (the “Pre-IPO Period”), unless both the KKR Stockholder and the Walgreens Stockholder otherwise agree in writing:

(i) Each Stockholder agrees that it will vote, or execute a written consent in lieu thereof with respect to, all of the Voting Securities Beneficially Owned or held of record by it or cause all of the Voting Securities Beneficially Owned by it to be voted, or cause a written consent in lieu thereof to be executed, to elect and, during such period, to continue in office a Board consisting, in each case, solely of the following individuals: (A) a number of individuals designated by the KKR Stockholder equal to the KKR Board Representation Number, as applicable from time to time (with each such individual being designated by the KKR Stockholder as the KKR Stockholder shall from time to time designate in writing to the Company), or such lower number as determined by the KKR Stockholder (each, a “KKR Designated Director), (B) a number of individuals designated by the Walgreens Stockholder equal to the Walgreens Board Representation Number, as applicable from time to time (with each such individual being designated by the Walgreens Stockholder as the Walgreens Stockholder shall from time to time designate in writing to the Company), or such lower number as determined by the Walgreens Stockholder (each, a “Walgreens Designated Director), (C) the then-current Chief Executive Officer of the Company (unless such individual is at the time an interim or acting Chief Executive Officer, in which case such individual may serve as a Director only if the KKR Stockholder and the Walgreens Stockholder mutually agree) and (D) if one or more other individuals as mutually agreed by the KKR Stockholder and the Walgreens Stockholder.

(ii) If, from time to time, the KKR Board Representation Number or the Walgreens Board Representation Number shall increase or decrease, the Company and the KKR Stockholders or Walgreens Stockholders, as applicable, shall take all necessary action to cause the applicable number of KKR Designated Directors or Walgreens Designated Directors to be appointed or removed (as the case may be) immediately and the Stockholders and the Company shall take all necessary action to cause the number of directors on the Board to be increased or reduced accordingly. Except as provided above, during the Pre-IPO Period, the KKR Stockholder and the Walgreens Stockholder shall have the exclusive right to appoint and to remove, in each case at any time and from time to time, each of the KKR Designated Directors and the Walgreens Designated Directors, respectively, as well as the exclusive right to fill any and all vacancies created by reason of death, removal or resignation of such designees, and the Stockholders and the Company shall take all necessary action to cause the Board to be so constituted.

(c) Board Representation during Post-IPO Period. From and after an Initial Public Offering (the “Post-IPO Period”), to the extent permitted by Law and the rules of any stock exchange on which the Shares may be listed, unless both the KKR Stockholder and the Walgreens Stockholder otherwise agree in writing:

(i) The KKR Stockholder will have the right to nominate a number of individuals for election to the board of directors of the IPO Corporation (the “IPO Corporation Board”) equal to the then-applicable KKR Board Representation Number, or such lower number as determined by the KKR Stockholder (each, a “KKR Nominee”), and the Walgreens Stockholder will have the right to nominate a number of individuals for election to the IPO Corporation Board equal to the then-applicable Walgreens Board Representation Number, or such lower number as determined by the Walgreens Stockholder (each, a “Walgreens Nominee”).

(ii) For so long as the KKR Stockholder or the Walgreens Stockholder has the right to nominate any KKR Nominee or any Walgreens Nominee, respectively, in connection with each election of Directors, the IPO Corporation shall, and the KKR Stockholders and the Walgreens Stockholders shall take all actions necessary to cause the IPO Corporation to, nominate each KKR Nominee or each Walgreens Nominee, as the case may be, for election as a Director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the IPO Corporation relating to the election of Directors, and to provide the highest level of support for the election of each such KKR Nominee or each such Walgreens Nominee, as the case may be, as it provides to any other individual standing for election as a Director as part of the IPO Corporation’s slate of Directors. For so long as the KKR Stockholder or the Walgreens Stockholder has the right to nominate any KKR Nominee or any Walgreens Nominee, respectively, the IPO Corporation shall not nominate, and the KKR Stockholders and the Walgreens Stockholders shall take all actions necessary to cause the IPO Corporation to refrain from nominating, a number of nominees for any election of Directors that exceeds the number of Directors to be elected.

(iii) In the event that a KKR Nominee or a Walgreens Nominee shall cease to serve as a Director for any reason (including any removal thereof), the KKR Stockholder or the Walgreens Stockholder, respectively, shall have the right to appoint another KKR Nominee or Walgreens Nominee, respectively, to fill any vacancy resulting therefrom. For the avoidance of doubt, it is understood that the failure of the stockholders of the IPO Corporation to elect any KKR Nominee or any Walgreens Nominee shall not affect the right of the KKR Stockholder or the Walgreens Stockholder, as applicable, to designate the KKR Nominees or the Walgreens Nominees, as the case may be, for election pursuant to this Section 2.1(c) in connection with any future election of Directors.

(iv) Following an Initial Public Offering and until such time as the IPO Corporation is no longer a “controlled company” (as defined under the applicable stock exchange listing rules), each Stockholder that Beneficially Owns Voting Securities shall vote all of such Voting Securities in favor of each KKR Nominee and each Walgreens Nominee nominated in accordance with this Section 2.1(c). Each Stockholder agrees that, (A) if and for so long as the KKR Stockholder is permitted to nominate one or more KKR Nominees pursuant to this Section 2.1(c) and such Stockholder is then entitled to vote for the removal of any such KKR Nominee, such Stockholder will not vote in favor of the removal of any such KKR Nominee unless requested in writing by the KKR Stockholder and (B) if and for so long as the Walgreens Stockholder is permitted to nominate one or more Walgreens Nominees pursuant to this Section 2.1(c) and such Stockholder is then entitled to vote for the removal of any such Walgreens Nominee, such Stockholder will not vote in favor of the removal of any such Walgreens Nominee unless requested in writing by the Walgreens Stockholder.

(d) Other Board Matters.

(i) The Company shall reimburse each Director (or the Person that designated (or nominated) such Director) for all reasonable and documented out-of-pocket expenses incurred by such Director (or the Person that designated (or nominated) such Director, on his or her behalf) in connection with his or her attendance at meetings of the Board, and any committees thereof, including travel, lodging and meal expenses.

(ii) The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms as determined by the Board.

Section 2.2. Committees. The Board shall establish a Compliance and Governance Committee, which shall review general internal control and risk management procedures and regulatory compliance programs, an Audit Committee and a Compensation Committee and any other committee of such Board that may be formed upon the approval of such Board and in compliance with Section 2.4, with such powers and rights as are determined by the Board, and with such composition as determined by the Board; provided, that, (i) until such time as the Walgreens Stockholder is no longer entitled to designate or nominate any Directors pursuant to

Section 2.1, to the extent permitted by Law and the rules of any stock exchange on which the Shares may then be listed, the Walgreens Stockholder shall be entitled to appoint at least one member to each committee of the Board, and (ii) to the extent permitted by Law and the rules of any stock exchange on which the Shares then be listed, the KKR Stockholder shall be entitled to appoint the remaining members of the Compliance and Governance Committee, the Audit Committee and the Compensation Committee and any such other committee.

Section 2.3. Meetings of the Board. The Board shall hold regular meetings at least quarterly at such times and at such places as shall from time to time be determined by such Board, or the chairman thereof (if any), as applicable, and shall be called on at least five (5) Business Days’ notice to each Director. Directors holding at least two (2) votes on the Board out of the total number of votes held by all Directors may call a special meeting of the Board on not less than five (5) Business Days’ notice to each other Director. Notice of any meeting of either Board may be delivered to each Director personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. Notice of any meeting of the Board need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement. Each notice of a meeting of the Board shall state the purposes of the meeting. Notwithstanding whether a meeting of the Board is requested to be an in- person meeting, Directors of the Board may participate in any meeting of such Board by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 2.4. Acts of the Board and Approval Rights.

(a) At all duly called meetings of the Board, Directors holding a majority of the total number of votes on such Board shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided that notice for any reconvened meeting shall have been given in accordance with Section 2.3; provided, further, that the quorum for the transaction of business at any reconvened or subsequent meeting shall be Directors holding a majority of the total votes on the Board. No action may be taken by the Board without the consent of Directors holding a majority of the votes on such Board; provided that, prior to an Initial Public Offering and so long as the Walgreens Stockholder owns at least 15% of the issued and outstanding Shares (disregarding any Shares or options to purchase Shares issued or granted to management or employees of the Company and its Subsidiaries), any action set forth on Schedule III shall also require the approval of the Walgreens Designated Directors or the Walgreens Stockholder, provided, that, notwithstanding the foregoing, so long as the ABDC Prime Vendor Agreement (or any replacement Affiliated Purchasing Arrangement under which WBA or its Affiliates are jointly and severally liable for the obligations of the Company or its Subsidiaries thereunder) is in effect, any action set forth in clause (xxi) of Schedule III shall require the approval of the Walgreens Designated Directors (for so long as the Walgreens Stockholder has such board designation right) or the Walgreens Stockholder (even if the Walgreens Stockholder no longer Beneficially Owns any Common Stock of the Company at such time) until the earlier to occur of (i) the execution of a separate agreement between PharMerica or any of its Subsidiaries and ABDC for the purchase of pharmaceuticals and other products directly from ABDC, or (ii) September 30, 2026.

(b) Each Director shall be entitled to one vote; provided that, (i) except to the extent prohibited by Law, any Director shall be entitled to vote on behalf of one or more other Director(s) appointed or designated by the KKR Stockholder or the Walgreens Stockholder, as applicable, if such other Director(s) is (or are) not present at a meeting of such Board (or a committee thereof), (ii) in the event the KKR Stockholder or the Walgreens Stockholder, as applicable, shall not have filled all of its designees to the Board allotted to such Person pursuant to Section 2.1, any Director designated by such Person shall have, in addition to the right to vote for him- or her- self and any other Director(s) described in clause (i) above, the right to vote for any undesignated Director, such that the KKR Designated Directors and the Walgreens Designated Directors shall, in connection with any vote of the Board (or a committee thereof), have a number of votes with respect to such matter as is equal to the number of designees such Person is entitled to designate pursuant to Section 2.1 or Section 2.2, as applicable, at such time

(e.g., if the KKR Stockholder shall have designated two (2) Directors, and shall be entitled to designate three (3) Directors, such KKR Designated Directors that have been so designated shall be entitled to three (3) votes collectively) and (iii) except to the extent prohibited by Law, prior to an Initial Public Offering and so long as the KKR Stockholders Beneficially Own a majority of the issued and outstanding Shares, the KKR Designated Directors collectively shall in all circumstances have a number of votes equal to a majority of the total number of votes on the Board.

(c) Both prior to and following an Initial Public Offering and until such time as the IPO Corporation is no longer a “controlled company” (as defined under the applicable stock exchange listing rules), each Stockholder shall (i) cause all Voting Securities Beneficially Owned by such Stockholder to be voted in favor of any action requiring stockholder approval that is approved by the requisite approvals of the Board as set forth in Section 2.4(a) and (ii) refrain from causing the Voting Securities of the Company that are Beneficially Owned by such Stockholder, to be voted in favor of any action requiring stockholder approval that is not approved by the requisite approvals of the Board as set forth in Section 2.4(a).

Section 2.5. Action by Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without a vote, if a consent or consents in writing (including by facsimile and e-mail), setting forth the action so taken, shall be signed by all of the Directors (provided, that for such purposes an electronic signature shall be valid).

Section 2.6. Outside Activities. (a) Subject only to Section 4.3, any Stockholder, Director or Affiliate of the foregoing, may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company and its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person, (b) the Company and the Stockholders shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom, and (c) the pursuit of any such investment or venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of the Company, its Subsidiaries or the Stockholders. Subject only to Section 4.3, no Stockholder, Director or Affiliate of the foregoing, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Stockholder, Director or Affiliate of the foregoing, shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.

Section 2.7. Interlocking Directorates. Notwithstanding anything in this Article II to the contrary, WBA, the Walgreens Stockholders and their Affiliates shall (i) not appoint or designate any individual as a member of the board of directors (or similar governing body) of the Company or any of its Subsidiaries any person serving as a board member or officer of Option Care Enterprises, Inc. (“Option Care”) or any other long- term care pharmacy or specialty infusion competitor of the Company or its Subsidiaries; (ii) implement appropriate information sharing restrictions to ensure that (x) information, data, or documents relating to or containing any competitively sensitive information of the Company or any of its Subsidiaries which are disclosed to or received by WBA’s, the Walgreens Stockholders’ or their Affiliates’ individuals are not disclosed to Option Care or representatives of WBA, the Walgreens Stockholders or their Affiliates serving as officers or directors of Option Care or any representative managing the Walgreens Stockholders’ or their Affiliates’ investment in Option Care, or any other representatives of the Walgreens Stockholders or their Affiliates directly responsible for managing a business or product line that competes directly with the Company or any of its Subsidiaries and (y) information, data, or documents relating to or containing any competitively sensitive information of Option Care or any other business or product line that competes directly with the Company or any of its Subsidiaries which are disclosed to, received by, or in the possession of WBA, the Walgreens Stockholders or their Affiliates are not disclosed to the Company or any of its Subsidiaries or representatives of WBA, the Walgreens Stockholders or their Affiliates serving as officers or directors of the Company or any of its Subsidiaries or any representative managing WBA’s, the Walgreens Stockholders’ or their Affiliates’ investment in the Company or any of its Subsidiaries; and (iii) if requested by the Company or the KKR Stockholder following a good faith determination by the Company or the KKR Stockholder that removal is necessary or appropriate pursuant to applicable Law and following reasonable consultation with WBA and the Walgreens Stockholder, remove its designees from the boards of directors (or similar governing bodies) of the Company and its Subsidiaries (and shall not exercise its board designation rights pursuant to this Agreement) or, in the alternative and at WBA’s and the Walgreens Stockholder’s discretion, remove their designees from the board of directors of Option Care and any other entity that competes directly with the Company or any of its Subsidiaries.

ARTICLE III

TRANSFERABILITY OF SHARES; PREEMPTIVE RIGHTS

Section 3.1. Transfers Generally.

(a) Transfers Generally. No Stockholder shall Transfer any Shares held or Beneficially Owned (whether as of the date hereof or subsequently acquired) by such Stockholder, unless such Transfer is made in accordance with the requirements of this Article III, as may be applicable, and any purported Transfer in violation of this Article III shall be null and void ab initio.

(b) Transfer Books. The Company shall not record upon its books any attempted Transfer of Shares held or Beneficially Owned by any Stockholder to any other Person, except Transfers made in accordance with this Agreement, and any attempted Transfer not made in accordance with this Agreement shall be null and void ab initio.

(c) Rights and Obligations of Transferees. Other than in connection with a Transfer to a Permitted Transferee, no transferee of Shares from any Walgreens Stockholder shall be entitled to any rights granted to any Walgreens Stockholder pursuant to Section 2.1 (including the right to appoint or nominate Directors and the right to appoint member(s) to any committee of the Board), Section 2.4 (including any approval rights), Section 3.3(b), Section 4.2 or Section 4.4. Subject to the last sentence of this Section 3.1(c), no Transfer of Shares by a Stockholder that would otherwise be permitted pursuant to this Agreement shall be effective unless (i) the transferee shall have executed an appropriate document (a “Joinder Agreement”) substantially in the form attached hereto as Annex A or otherwise in form and substance reasonably satisfactory to the Company confirming that (A) the transferee takes such Shares subject to all the terms and conditions of this Agreement to the same extent as its transferor was bound and, except as otherwise set forth herein, with all of the benefits of such provisions, and (B) such Shares shall bear legends, substantially in the forms required by Section 5.5, and (ii) such Joinder Agreement shall have been delivered to and approved by the Company prior to such transferee’s acquisition of such shares, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a transferee of Shares shall not be bound by any of the terms and conditions of this Agreement if the applicable Transfer is pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 of the Securities Act.

Section 3.2. General Restrictions on Transfer of Shares.

(a) A	Stockholder may only Transfer Shares as follows:

(i) to a Permitted Transferee of such Stockholder;

(ii) pursuant to, and in accordance with, Section 3.3, Section 3.4 or Section 3.5; or

(iii) following the completion of an Initial Public Offering, any Stockholder may Transfer any or all of such Stockholder’s Shares without regard to any restriction on transfer contained in this Section 3.2(a), but subject to compliance with the other provisions of this Article III and the Registration Rights Agreement, as applicable.

Section 3.3. Exit Transactions.

(a) Following the date that is forty-two months after the Closing Date, KKR shall have the right to (i) commence and conduct a process for (and cause the consummation of) the sale of all of the Shares of the Company or all or substantially all of the consolidated assets of the Company (including the capital stock of any Subsidiaries of the Company) (a “Company Sale”), which Company Sale may be effected by a Transfer of Shares, merger, sale of stock, sale of assets or other business combination, or (ii) initiate (and cause to be consummated) an Initial Public Offering. KKR, following meaningful consultation with Walgreens, shall have the right to make all decisions with respect to such Initial Public Offering process; provided, that all decisions made in connection with such process shall be consistent with the fiduciary duties of the Board.

(b) Following the date that is the fifth anniversary of the Closing Date, if an Initial Public Offering has not yet occurred (unless KKR has initiated a process with respect to an Initial Public Offering or a Company Sale and such process is ongoing), Walgreens shall have the right to initiate (and cause to be consummated) an Initial Public Offering.

(c) Prior to initiating any Company Sale, Required Sale (as defined below) or Initial Public Offering, KKR shall engage in good-faith negotiations with Walgreens to discuss the terms of a potential acquisition by the Walgreens Stockholders (or an Affiliate thereof) of all Shares that are Beneficially Owned by the KKR Stockholders; provided that the KKR Stockholders have the right to not accept any offer that may be made by the Walgreens Stockholders and the decision to initiate such a Company Sale or an Initial Public Offering (following consultation with Walgreens) shall be in the sole discretion of KKR. If negotiations between Walgreens and KKR cease and KKR decides to initiate such a Company Sale, KKR shall provide written notice to Walgreens promptly following the date KKR initiates such Company Sale (“Sale Notice Date”). If a definitive transaction agreement for such Company Sale is not executed and delivered by the parties thereto on or before one hundred and eighty (180) days after the Sale Notice Date (or if such definitive transaction agreement is executed and delivered but subsequently terminated), the restrictions provided for in this Section 3.3(c) shall again become effective and no Company Sale may be initiated or continued thereafter by KKR without again engaging with Walgreens pursuant to this Section 3.3(c). Any transaction agreement providing for the acquisition by the Walgreens Stockholders (or an Affiliate thereof) of all Shares that are Beneficially Owned by the KKR Stockholders shall be on a “public company” basis with no post-closing indemnity or recourse to the KKR Stockholders or any Affiliate thereof.

(d) In the event the Walgreens Stockholders (or their Affiliates) purchase all of the Shares Beneficially Owned by the KKR Stockholders or the KKR Stockholders (or their Affiliates) purchase all of the Shares Beneficially Owned by the Walgreens Stockholders (in each case, whether in a single or series of transactions), KKR Americas XII or WBA, as the case may be, will agree to a customary confidentiality and non- solicit/no-hire agreement with respect to any Covered Persons consistent with the provisions set forth in Section 4.2(c) and Section 4.3(a), which agreement shall expire on the second anniversary of the closing of such transaction.

Section 3.4. Tag-Along Rights.

(a) Subject to Section 3.3(a), no KKR Stockholder (the “Selling Stockholder”) shall sell or otherwise effect a Transfer of all or any number of its Shares (other than (x) to a Permitted Transferee, (y) in a Required Sale pursuant to Section 3.5 or (z) to the Walgreens Stockholders (or their Affiliates)) unless the terms and conditions of such Transfer include an offer, on the Same Terms and Conditions as the offer by the proposed third party transferee to the Selling Stockholder, to each of the Walgreens Stockholders (collectively, the “Tag Offerees”), to include at the option of each Tag Offeree, in such Transfer to the third party, a number of Shares owned by each Tag Offeree determined in accordance with this Section 3.4.

(b) The Selling Stockholder shall promptly send written notice of such third party offer (the “Inclusion Notice”) to each of the Tag Offerees in the manner specified herein, which Inclusion Notice shall include the material terms and conditions of the proposed Transfer, including but not limited to, (i) the name and address of the proposed transferee, (ii) the proposed amount (including the amount per Share, if then calculable, or an estimate thereof) and form of consideration, (iii) the proposed Transfer date, if known, (iv) the number of Shares to be sold by the Selling Stockholder and (v) the Tag-Along Pro Rata Share. If a Tag Offeree exercises its Inclusion Right and there is an adverse change (other than an insignificant change) to the material terms (including for the avoidance of doubt any change to the form of consideration or a significant decrease in the amount of consideration) or the material conditions of the offer set forth in any Inclusion Notice, the Selling Stockholder shall notify such Tag Offeree, and such Tag Offeree shall have five (5) Business Days to notify the Selling Stockholder whether it wishes to withdraw its Shares from the Transfer. If such Tag Offeree does not notify the Selling Stockholder of its desire to withdraw its Shares from such Transfer within five (5) Business Days, such Tag Offeree’s Inclusion Notice shall be deemed to continue to be valid with respect to such modified terms and/or conditions of such Transfer.

(c) Each Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of a notice to the Selling Stockholder at any time within twenty (20) Business Days after receipt of the Inclusion Notice, to Transfer pursuant to such third party offer, and upon the terms and conditions set forth in the Inclusion Notice, that number of Shares requested to be included by such Tag Offeree, which number shall not exceed a number of such Tag Offeree’s Shares equal to the product of (x) such Tag Offeree’s Shares multiplied by (y) the Tag-Along Pro Rata Share (it being understood that the failure to exercise such right within such time period specified above shall be deemed to constitute a waiver of all of such Tag Offeree’s rights with respect to such proposed Transfer and any such exercise of the Inclusion Right shall be irrevocable). If the proposed third party transferee is unwilling to acquire all of the Shares proposed to be Transferred by the Selling Stockholder and all exercising Tag Offerees (determined in accordance with the first sentence of this Section 3.4(c)), then the Selling Stockholder and each exercising Tag Offeree shall reduce, on a pro rata basis based on their respective Sharing Percentages of the Shares held by the exercising Tag Offerees and the Selling Stockholder (it being understood, that for purposes of determining the respective Sharing Percentages pursuant to this Section 3.4(c), all Shares owned by the KKR Stockholders shall be deemed to be owned by the Selling Stockholder), the number of Shares that each otherwise would have Transferred so as to permit the Selling Stockholder and each exercising Tag Offeree to Transfer the number of Shares that the proposed third party transferee is willing to acquire. The Tag Offerees and the Selling Stockholder shall Transfer to the proposed third party transferee the Shares proposed to be Transferred by them in accordance with this Section 3.4 at the time and place provided for the closing in the Inclusion Notice, or at such other time and place as the Selling Stockholder and the proposed third party transferee shall agree. Notwithstanding the foregoing, no Tag Offeree shall be entitled to Transfer Shares pursuant to an Inclusion Right conferred pursuant to this Section 3.4 in the event that, notwithstanding delivery of an Inclusion Notice pursuant to this Section 3.4, the Selling Stockholder fails to consummate the Transfer of Shares which gave rise to such Inclusion Right. The Selling Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof, provided, that in the event that the Selling Stockholder and the proposed transferee fail to execute and deliver a definitive transaction agreement for the Transfer of Shares which gave rise to such Inclusion Right within one hundred and eighty (180) days after the date of the Inclusion Notice (or if such definitive transaction agreement is executed and delivered but subsequently terminated), the Selling Stockholder shall be required to deliver a revised Inclusion Notice in accordance with Section 3.4(b), and further comply with this Section 3.4(c), and the offer set forth in such revised Inclusion Notice shall constitute a new offer for purposes of this Section 3.4. No Stockholder nor any Affiliate of any such Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.4.

(d) In connection with any such Transfer, each Tag Offeree participating in such Transfer must agree to make the same representations, warranties, covenants and indemnities as the Selling Stockholder; provided that (x) no such Tag Offeree shall be required to make representations and warranties or covenants or provide indemnities as to any other Stockholder, (y) no Tag Offeree shall be liable for the breach of any covenant by any other Tag Offeree or the Selling Stockholder and (z) notwithstanding anything in this Section 3.4(d) to the contrary, any liability relating to representations, warranties and covenants (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries assumed in connection with such Transfer shall be shared by all exercising Tag Offerees electing to Transfer and the Selling Stockholder pro rata in proportion to the number of Shares to be actually Transferred by each of those Stockholders and in any event shall not exceed the proceeds received by such Stockholder in the proposed Transfer. Each Tag Offeree participating in such Transfer will be responsible for its proportionate share, based upon the number of Shares Transferred in such Transfer by such Tag Offeree as a proportion of the total number of Shares Transferred in such Transfer by the Selling Stockholder and all of the Tag Offerees, of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed third party transferee.

(e) For the avoidance of doubt, if the Inclusion Notice provides for cash consideration but certain Tag Offerees are given the option by the proposed third party transferee to receive securities in lieu of such cash consideration in connection with a rollover transaction or similar transaction and elect to do so, such rollover securities shall be deemed to be the same form of consideration.

(f) The provisions of this Section 3.4 shall terminate upon completion of an Initial Public Offering.

Section 3.5.  Drag Along Right.

(a) Subject to Section 3.3, if the KKR Stockholders (the “Dragging Stockholders”) (i) receive an offer to purchase or otherwise desire to Transfer (a “Sale Proposal”) a number of Shares, including Shares owned by other Stockholders (the “Drag Shares”) and Shares owned by the KKR Stockholders, such that the transaction would result in a sale of 50% or more of the Shares held by the Stockholders (taking into account all Shares being “dragged”) or (ii) otherwise desires to cause a Company Sale, including by merger, sale of assets (including the capital stock of any Subsidiaries of the Company) or other business combination (each of (i) and (ii), a “Required Sale”), then the Dragging Stockholders may, by delivery of a written notice (a “Required Sale Notice”) with respect to such Sale Proposal at least twenty (20) Business Days prior to the anticipated closing date of such Required Sale to all other Stockholders, require all other Stockholders to Transfer their Shares to the proposed transferee, and/or take such other actions as may be reasonably requested in such Required Sale, on the Same Terms and Conditions, in accordance with the provisions of this Section 3.5.

(b) The Required Sale Notice will include the material terms and conditions of the Required Sale, including (i) the name and address of the proposed transferee, (ii) the proposed amount (including the amount per Share, if then calculable, or an estimate thereof) per Share purchase price and form of consideration and (iii) the proposed Transfer date, if known. The Dragging Stockholders will deliver or cause to be delivered to each other Stockholder copies of all transaction documents relating to the Required Sale promptly as the same become available.

(c) Each Stockholder, upon receipt of a Required Sale Notice, shall be obligated to Transfer the same proportion of its Shares as is to be transferred by the Dragging Stockholder in the Required Sale contemplated by the Sale Proposal, to vote, if required by this Agreement or otherwise, its Shares in favor of the Required Sale at any meeting of stockholders called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to cause any designees of such Stockholder serving on the Board to vote in favor of the Required Sale in a vote among the Board called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to waive all dissenters’ or appraisal or similar rights, if any, in connection with the Required Sale, to enter into agreements relating to the Required Sale, to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as the Dragging Stockholders agree to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale; provided that (x) unless otherwise agreed, a Stockholder may not be required to make representations and warranties or provide indemnities as to any other Stockholders, (y) no such Stockholder shall be liable for the breach of any covenant by any other Stockholder and (z) notwithstanding anything in this Section 3.5(c) to the contrary, any liability relating to representations and warranties and covenants (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries assumed in connection with the Required Sale shall be shared by all Stockholders based on their respective Sharing Percentages and in any event shall not exceed the proceeds received by such Stockholder in the Required Sale.

(d) Any expenses incurred for the benefit of the Company or all Stockholders, and any indemnities, holdbacks, escrows and similar items relating to the Required Sale, that are not paid or established by the Company (other than those that relate to representations or indemnities concerning a Stockholder’s valid ownership of its Shares free and clear of all liens, claims and encumbrances or a Stockholder’s authority, power and legal right to enter into and consummate a purchase or merger agreement or ancillary documentation and the enforceability thereof against such Stockholder) shall be paid or established by the Stockholders in accordance with their respective proportionate share based upon the number of Shares Transferred in such Required Sale by such Stockholder as a proportion of the total number of Shares Transferred in such Required Sale by all of the Stockholders.

(e) The Dragging Stockholders shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and the terms and conditions thereof. No Stockholder nor any Affiliate of any such Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.5.

(f) For the avoidance of doubt, if the Required Sale Notice provides for cash consideration but certain Stockholders are given the option by the third party Transferee to receive securities in lieu of such cash consideration in connection with a rollover transaction or similar transaction and elect to do so, such rollover securities shall be deemed to be the same form of consideration.

(g) The provisions of this Section 3.5 shall terminate upon the completion of an Initial Public Offering.

Section 3.6. Other Transfer Restrictions.

(a) In addition to any other restrictions to Transfer herein contained, unless agreed by the Board and other than a Company Sale or an Initial Public Offering effected in accordance with this Agreement, in no event may any Transfer of any Shares by any Stockholder be made:

(i) if such Transfer would require the registration of such Transferred Share pursuant to any applicable foreign, federal, provincial or state securities Laws;

(ii) if such Transfer would subject the Company, its stockholders or any of their respective Affiliates to regulation under the Investment Company Act of 1940, as amended, or Title I of ERISA, or would subject the Company, its stockholders or any of their respective Affiliates to regulation under the Investment Advisers Act of 1940, as amended;

(iii) if such Transfer would result in a violation of any applicable Law;

(iv) if such Transfer would require the Company or any of its Subsidiaries to obtain any licensing or regulatory consent other than any such license or regulatory consent that is immaterial or ministerial in nature or that is a condition to the Transfer;

(v) if such Transfer would reasonably be expected to have an adverse regulatory impact (other than an immaterial impact) on the Company or its Subsidiaries; or

(vi) if such Transfer is made to any Person who lacks the legal right, power or capacity to own such Shares.

(b) Except as otherwise provided in Section 3.5, the Stockholders effecting any Transfer of Shares permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by the Company in connection with the Transfer on a pro rata basis in proportion to the number of Shares so transferred by each such Stockholder.

Section 3.7. Preemptive Rights.

(a) Prior to an Initial Public Offering, if the Company wishes to issue additional equity securities of the Company (including securities exercisable for or convertible into equity securities) or any Subsidiary of the Company wishes to issue additional equity securities of such Subsidiary (including securities exercisable for or convertible into equity securities) to any Person (including the KKR Stockholders or the Walgreens Stockholders) other than the Company or a wholly owned Subsidiary of the Company, the Board shall consider the terms and conditions of such proposed issuance and thereafter the Company shall deliver to each Stockholder (each, a “Participating Stockholder”, or, collectively, the “Participating Stockholders”) a written notice of such proposed issuance (an “Issuance Notice”) at least twenty (20) Business Days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 5.6 of such Issuance Notice until the expiration of such twenty (20) Business Day period, the “Subscription Period”). Each Issuance Notice shall include, to the extent applicable, (i) the identity of the issuer, (ii) the amount, kind and terms of the equity securities to be included in the issuance, (iii) the price of the equity securities to be included in the issuance and (iv) the proposed issuance date, if known.

(b) Each Participating Stockholder shall have the option, exercisable at any time during first fifteen (15) Business Days of the Subscription Period by delivering an irrevocable written notice to the Company (except as otherwise provided in this Section 3.7) and on the same terms as those of the proposed issuance of such additional equity securities (including the number or amount, as applicable, of equity securities issuable upon exercise or conversion of any security), to irrevocably subscribe for such number or amount, as applicable, of equity securities up to an amount equal to the product of (i) the number or amount of any such additional equity securities (including securities exercisable for or convertible into equity securities) to be offered and (ii) a fraction the numerator of which is the number of Shares owned by such Stockholder and the denominator of which is the total number of Shares owned by all of the Stockholders (the “Preemptive Percentage”); provided that each Stockholder’s Preemptive Percentage shall be reduced, ratably among all Stockholders, if any Person (who is not a Stockholder) has a contractual preemption right with respect to such issuance that is exercisable together with the preemption right granted to the Stockholders herein; provided, further, that if such Person waives or otherwise does not exercise its preemption right in connection with an issuance, the Company may (but shall not be obligated to) extend such preemption right ratably to the Stockholders hereunder. Each Participating Stockholder who does not exercise such option in accordance with the above requirements shall be deemed to have waived all of such Participating Stockholder’s rights with respect to such issuance. In the event that any Participating Stockholder does not elect to purchase its aggregate Preemptive Percentage of the additional equity securities (including securities exercisable for or convertible into equity securities), the Company shall deliver to each Participating Stockholder (other than any declining Participating Stockholders or any Participating Stockholder who elects to purchase less than the full amount offered to it (collectively, the “Declining Stockholders”)) a written notice thereof not later than the seventeenth (17th) Business Day of the Subscription Period, including the number or amount, as applicable, of equity securities which were subject to the purchase right of the Declining Stockholder(s) and which were not elected to be purchased by such Declining Stockholder(s), and each other Participating Stockholder may subscribe for not more than its Preemptive Percentage (but calculated using the Preemptive Percentage of such Stockholder relative to all other Participating Stockholders who are not Declining Stockholders) of such declined equity securities by delivering an irrevocable written notice to the Company before the expiration of the Subscription Period. Any Stockholder that has elected to purchase the entire amount offered to it pursuant to this Section 3.7(b) may propose to the Board and the other Stockholder to change the terms and conditions of the proposed issuance of such additional equity securities (for example, it may propose that such issuance will be in the form of debt instead of equity) but any such changed terms and conditions will be subject to the requisite approval of the Board in accordance with Section 2.4(a).

(c) If at the end of the 180th day after the date of the effectiveness of the notice contemplated by Section 3.7(a) (as such period may be extended to obtain any required regulatory approvals), the Company or its Subsidiary, as applicable, has not completed the issuance, each Participating Stockholder shall be released from such Participating Stockholder’s obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 3.7 separately complied with, in order to consummate such issuance.

(d) Each Participating Stockholder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 3.7.

(e) Notwithstanding the requirements of this Section 3.7, the Company or its Subsidiary, as applicable, may proceed with any issuance that would otherwise be subject to this Section 3.7 prior to having complied with the provisions of this Section 3.7; provided that the Company or its Subsidiary, as applicable, shall:

(i) provide to each Stockholder in connection with such issuance (A) prompt notice of such issuance (which notice, in any event, shall be provided not later than ten (10) Business Days after such issuance) and (B) the notice described in Section 3.7(a) in which the actual price of the equity securities shall be set forth;

(ii) within a reasonable period of time following such notice, offer to issue (or have Transferred) to each Stockholder such number or amount of securities of the type issued in the issuance as may be requested by such Stockholder (not to exceed the number or amount of such securities which is sufficient to give such Stockholder the same fractional interest in the Company, and/or indirect interest in the Company’s Subsidiaries, giving effect to such issuance and any further issuances pursuant to this Section 3.7(e), as it would have had if the Company had served a notice pursuant to, and such Stockholder had exercised its rights in full under, Sections 3.7(a) and 3.7(b) prior to the issuance) on the same economic terms and conditions with respect to such securities as the subscribers in the issuance received; and

(iii) keep such offer open for a period of twenty (20) Business Days, during which period, each such Stockholder may accept such offer by sending an irrevocable written acceptance to the Company or its Subsidiary, as applicable, committing to purchase in accordance with the procedures set forth in Section 3.7(b), an amount of such securities (not to exceed the amount specified in the offer made pursuant to Section 3.7(e)(ii)).

(f) The provisions of this Section 3.7 shall not apply to issuances by the Company or any Subsidiary of the Company as follows:

(i) Subject to the provisos at the end of the first sentence of Section 3.7(b), any issuance of securities pursuant to any third party contractual right outstanding on the Closing Date or created after the Closing Date in a transaction that complied with the provisions of this Agreement;

(ii) any issuance of securities pursuant to the Initial Management Equity Program or any other Management Equity Program adopted in accordance with the provisions of this Agreement;

(iii) any issuance of securities: (A) in any direct or indirect business combination or acquisition transaction involving the Company or any of its Subsidiaries, (B) in connection with any joint venture or partnership or (C) to financial institutions, commercial lenders or other debt investors, broker/finders or any similar party, or their respective designees in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries;

(iv) the issuance of Shares (of any class) to the Stockholders or otherwise, in each case, in connection with the Closing; any issuance of securities in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of equity interest or recapitalization approved by the governing body of the entity making such issuance; or

(v) any issuance of securities in an Initial Public Offering.

Section 3.8. Appraisal Related Capital Contributions.

(a) Neither the Walgreens Stockholders nor the KKR Stockholders will have any obligation to make any capital commitments or capital contributions to the Company or its Subsidiaries following the Closing except as expressly required pursuant to this Section 3.8.

(b) If the Board determines from time to time that the Company or PharMerica requires additional equity capital in order to satisfy any post-Closing payment obligations to pre-Closing holders of PharMerica stock that have exercised appraisal rights, whether such payment obligations are for the payment of the Merger Consideration (as defined in the Merger Agreement) if any such stockholders withdraw or fail to perfect their appraisal claim, for payment of a settlement of any appraisal claim, or for payment of a court-determined appraisal award (an “Appraisal-Related Additional Capital Contribution”), the Company shall deliver an Issuance Notice to the KKR Stockholders and the Walgreens Stockholders and promptly thereafter the Walgreens Stockholders and the KKR Stockholders shall fund their pro rata share (based on the Shares then owned by the Walgreens Stockholders and the KKR Stockholders, respectively) of such Appraisal-Related Additional Capital Contribution to the Company in an amount not to exceed $125 million in aggregate for all such Appraisal-Related Additional Capital Contributions (the “Appraisal-Related Additional Capital Contribution Cap”). If a Stockholder fails to fund such pro rata share of any such Appraisal-Related Additional Capital Contribution, any Stockholder that has fully funded its pro rata share may propose to the Board and the other Stockholder to change the terms and conditions of the proposed Appraisal-Related Additional Capital Contribution (for example, it may propose that such funding will be in the form of debt instead of equity) but any such changed terms and conditions will be subject to the requisite approval of the Board in accordance with Section 2.4(a).

Section 3.9. Specific Performance. In furtherance of and not in limitation of Section 5.10, each of the parties to this Agreement acknowledges that it shall be impossible to measure in money damages to the Company or the Stockholder(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article III, that every such restriction or obligation is material, and that in the event of any such failure, neither the Company nor the Stockholder(s) shall have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security, to compel specific performance of all of the terms of this Article III and to prevent any Transfer of Shares in contravention of any terms of this Article III, and waives, any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

ARTICLE IV

OTHER COVENANTS

Section 4.1. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein; provided that any such instrument or action does not increase a Stockholder’s obligations or have an adverse effect upon such Stockholder’s rights under this Agreement.

Section 4.2. Information.

(a) The Company will provide, or cause to be provided, to (x) each KKR Stockholder for so long as the KKR Stockholders Beneficially Own at least 5% of the total outstanding Shares and (y) each Walgreens Stockholder for so long as the Walgreens Stockholders Beneficially Own at least 5% of the total outstanding Shares and, in each case, until the completion of an Initial Public Offering:

(i) reasonable access to the properties, books and records, personnel and advisors (including outside auditors) of the Company and its Subsidiaries, at reasonable hours and upon reasonable advance notice; provided that such access is also granted to each of the KKR Stockholders’ and the Walgreens Stockholders’ respective advisors (including attorneys and accountants);

(ii) as soon as reasonably available after the end of each fiscal month of each fiscal quarter (other than such fiscal month that ends on the same day as the end of such fiscal quarter), an internally- generated consolidated balance sheet of the Company and its Subsidiaries as of the end of each such month and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such month and for the then elapsed portion of the fiscal year; and

(iii) (A) as soon as reasonably available after the end of the applicable fiscal period, annual audited financial statements of the Company and its Subsidiaries, and quarterly unaudited financial statements of the Company and its Subsidiaries and (B) as soon as reasonably practicable, such other financial or operating information regarding the Company and its Subsidiaries as such Stockholder may reasonably request from time to time, including such information as such Stockholder may in good faith deem necessary or advisable for such Stockholder’s external reporting, if applicable, including in the case of the Walgreens Stockholder, for its equity method accounting and external reporting thereof.

(b) Notwithstanding the foregoing, the Company shall not be required to provide, or be required to cause to be provided, the information or access set forth in Section 4.2(a) to the extent that such provision or access (i) is determined by the Company in good faith to be unreasonably burdensome to, or unreasonably disruptive to the operations of, the Company or its Subsidiaries, (ii) would result in the disclosure of any trade secrets or proprietary, privileged or other competitively sensitive information of the Company or its Subsidiaries or (iii) would violate any confidentiality obligations of the Company or its Subsidiaries or violate any Law (including competition laws or regulations).

(c) In furtherance of and not in limitation of any other similar agreement such Stockholder may have with the Company or its Subsidiaries, each Stockholder agrees that all Confidential Information shall be kept confidential by such Stockholder and shall not be disclosed by such Stockholder in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed (A) by a Stockholder to its Affiliates (other than an entity deemed by the Board to be a long-term care pharmacy or specialty infusion competitor of the Company; provided that, in the case of Walgreens, WBA and its Subsidiaries shall not be prohibited from receiving Confidential Information by virtue of this parenthetical), subject, however, to the provisions of Section 2.7 and their respective directors, managers, officers, employees and authorized representatives (including, attorneys, accountants, consultants, bankers and financial advisors of such Stockholder or its Affiliates) and each Stockholder or Affiliate of such Stockholder that is a limited partnership or limited liability company may disclose such Confidential Information to any former direct or indirect partners, members or other equityholders who retained an economic interest in such Stockholder and to any current or prospective direct or indirect partner, limited partner, member, general partner, equityholder or management company of such Stockholder or Affiliate (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (collectively, for purposes of this Section 4.2(c) and the definition of “Confidential Information”, “Representatives”) who have a legitimate need to be provided such Confidential Information in the good faith determination of such disclosing Stockholder and (B) on a confidential basis, by a KKR Stockholder or its Affiliate to their respective Representatives that are current or prospective direct or indirect partners, members or other equityholders of such KKR Stockholder or Affiliate or are former direct or indirect partners, members or other equityholders who retained an economic interest in such KKR Stockholder or Affiliate to the extent such disclosure is limited to customary disclosures made in the ordinary course of business by an investment fund to its current, prospective or former investors or equity holders in respect of investments made thereby, including in connection with the disposition thereof; provided that such KKR Stockholder shall be responsible for any breach of this provision by any such Representative, (ii) any disclosure of Confidential Information may be made by a Stockholder, an Affiliate of such Stockholder or their respective Representatives to the extent the Company consents in writing, (iii) Confidential Information may be disclosed by a Stockholder to a potential Permitted Transferee (but such Stockholder shall be responsible for any breach of this provision or such confidentiality agreement by any such Person) or any other transferee to whom such Stockholder is permitted to transfer Shares hereunder, in each case, who shall agree to be bound by the provisions of this Section 4.2(c) or a confidentiality agreement having restrictions substantially similar to this Section 4.2(c), and (iv) Confidential Information may be disclosed by any Stockholder, any Affiliate of such Stockholder or their respective Representatives to the extent that such Stockholder, Affiliate or Representative has received advice from its counsel that it is legally compelled to do so or is required to do so to comply with applicable Law or legal process or government agency or self-regulatory body request; provided that prior to making such disclosure, the Stockholder, Affiliate or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Law, including to the extent practicable and permitted by Law, consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided further that the Stockholder, Affiliate or Representative, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by applicable Governmental Authority or as is, based on the advice of its counsel, legally required. Notwithstanding anything to the contrary herein, the confidentiality obligations of the Stockholders under this Section 4.2(c) shall not apply to the disclosure of the fact that the disclosing Stockholder has an investment in the Company or its Subsidiaries (or their respective successors) in name only (it being understood that this disclosure shall not include the investment amount, valuation information or any other information related thereto nor shall it include the identity of any other Stockholder, unless such other Stockholder consents); provided that, for the avoidance of doubt, such information may otherwise be disclosed by the Stockholders to their respective Representatives in accordance with the first sentence of this Section 4.2(c).

(d) Each party agrees to cooperate with each other party reasonably and in good faith with respect to the publication of any press release or public announcement or other communication with any news media in respect of the Acquisition, this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby. Unless otherwise required by applicable Law or the rules of any stock exchange or regulatory authority (including a self-regulatory organization), no party hereto may issue any press release or otherwise make any public announcement or comment relating to the Acquisition, this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, without the prior consent of KKR and Walgreens.

Section 4.3. Non-Solicit and Non-Compete.

(a) In furtherance of the transactions contemplated by the Merger Agreement and this Agreement and the substantial economic benefit to be conferred upon the parties thereto and hereto, until the expiration of the applicable Restricted Period, each of KKR Americas XII and WBA (each, a “Restricted Person”) shall not (and each of them shall cause its controlled Affiliates to not), directly or indirectly, recruit, solicit for employment, hire, engage, retain, employ or offer employment to any senior executive or management employee of the Company or any of its Subsidiaries (collectively, “Covered Persons”), or knowingly encourage or knowingly facilitate any Covered Person to leave employment with the Company or any of its Subsidiaries; provided, that the foregoing shall not be deemed to prohibit the Restricted Persons or any of their respective controlled Affiliates from engaging in general media advertising or general employment solicitation that is not targeted towards Covered Persons.

(b) In furtherance of the transactions contemplated by the Merger Agreement and this Agreement and the substantial economic benefit to be conferred upon the parties thereto and hereto, until the expiration of the applicable Restricted Period, each Restricted Person shall not (and each of them shall cause its controlled Affiliates to not), (i) engage or be involved, in any capacity, directly or indirectly in the Restricted Business, (ii) directly or indirectly acquire Beneficial Ownership of any Capital Stock (or any debt securities exercisable or exchangeable for, or convertible into, Capital Stock) of, or provide any loan or other financial assistance to, any Person that derives 30% or more of its revenue or EBITDA (based on its most recent quarterly financial statements) from operating in the U.S. long term care pharmacy business (such business, the “Restricted Business”) anywhere in the world; provided that for the avoidance of doubt, WBA’s (and its controlled Affiliates’) retail pharmacies will be permitted to continue to provide services as a back-up supplier to skilled nursing facilities consistent with practices in effect as of the date of the Original Agreement; provided, further that the Restricted Persons and their respective controlled Affiliates shall not be prohibited from Beneficially Owning, solely as a passive investment, not in excess of 5% in the aggregate of any Capital Stock of any Person if such Capital Stock is of the same class of Capital Stock that is listed on any national securities exchange, regardless of whether or not such Person is engaging in the Restricted Business, so long as such Restricted Person does not otherwise violate the restrictions set forth in this Section 4.3(b).

(c) For the avoidance of doubt, none of the covenants in this Section 4.3 will apply to any KKR Portfolio Company or to any business of Kohlberg Kravis Roberts & Co. L.P. and its Affiliates other than the private equity business of KKR Americas XII, provided that KKR Americas XII will not, directly or indirectly, cause, direct, knowingly encourage or knowingly facilitate any KKR Portfolio Company to violate the provisions of this Section 4.3.

(d) Each of the parties acknowledges that the restrictions contained in this Section 4.3 are reasonable and necessary to protect the legitimate interests of the Company and its Subsidiaries and constitute a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement. It is the intent of the parties that the provisions of this Section 4.3 shall be fully enforced to the fullest extent permissible under applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 4.3 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

(e) The provisions of this Section 4.3 shall terminate upon a Company Sale.

Section 4.4.  Term Debt.

(a) KKR Americas XII and WBA acknowledge that (i) pursuant to the senior credit facilities of PharMerica entered into at the Closing (together with any additional or replacement credit facilities entered into by PharMerica or its Subsidiaries after the Closing in accordance with the terms of this Agreement, the “Senior Credit Facility”), KKR Americas XII and WBA, collectively, are subject to a limit on purchases of the term loans thereunder (the “Term Debt”) of 30% of the total outstanding Term Debt (such limitation, together with any analogous limitation under any documentation governing any Senior Credit Facility entered into after the Closing, the “Term Debt Limit”), and that KKR Capital Markets LLC and other debt funds managed or advised by Kohlberg Kravis Roberts & Co. L.P. or any of its Affiliates (collectively, “KKR Debt Fund Affiliates”, which, for the avoidance of doubt, shall not be deemed to include any KKR Portfolio Company) are not subject to this limitation under the terms of the Senior Credit Facility, and (ii) pursuant to Kohlberg Kravis Roberts & Co. L.P.’s internal investment policy, KKR Debt Fund Affiliates, collectively, are subject to a limit on purchases of the Term Debt of 20% of the total outstanding Term Debt. KKR Americas XII and WBA are hereby agreeing to certain principles with respect to the acquisition of Term Debt by them and their Subsidiaries or certain of their Affiliates so that, to the extent any such parties purchase any Term Debt, KKR Americas XII (together with the KKR Debt Fund Affiliates), on the one hand, and the Walgreens Stockholder and its Subsidiaries, on the other hand, are able to acquire such Term Debt pro rata to their respective then Beneficial Ownership of Shares by the KKR Stockholders and the Walgreens Stockholders (the “Pro Rata Equity Holding”) while complying with the Term Debt Limit, as follows:

(i) if either KKR Americas XII or WBA (or their respective Subsidiaries) wishes to purchase any Term Debt pursuant to the Senior Credit Facility (and none of the KKR Debt Fund Affiliates has previously purchased any Term Debt), the other shall be notified prior to such investment and given the opportunity to participate up to its Pro Rata Equity Holding on such date, but such combined purchases of Term Debt by KKR Americas XII and WBA (or their respective Subsidiaries) shall not exceed the Term Debt Limit;

(ii)  if any KKR Debt Fund Affiliate wishes to purchase any Term Debt pursuant to the Senior Credit Facility (and neither KKR Americas XII nor WBA (or their respective Subsidiaries) has previously purchased any Term Debt), it may purchase up to 20% of the total outstanding Term Debt, and WBA shall be notified following such investment and WBA (or any of its Subsidiaries) may purchase Term

Debt in an amount equal to (x) its Pro Rata Equity Holding at such time multiplied by (y) the sum of the percentage of the total outstanding Term Debt purchased by KKR Debt Fund Affiliates plus 30% (i.e., such that, assuming the Pro Rata Equity Holding of each of KKR Americas XII and WBA on the date hereof, if KKR Debt Fund Affiliates purchase 20% of the total outstanding Term Debt, WBA (and its Subsidiaries) may purchase up to 15% of the total outstanding Term Debt);

(iii) if either (x) KKR Americas XII and/or WBA (or their respective Subsidiaries) has purchased Term Debt (but collectively less than the Term Debt Limit) and then any KKR Debt Fund Affiliate wishes to purchase Term Debt or (y) KKR Debt Fund Affiliates have purchased Term Debt (up to 20% of the total outstanding Term Debt) and then KKR Americas XII and/or WBA (or their respective Subsidiaries) wishes to purchase Term Debt, the party (or parties) that wish to purchase Term Debt will notify the other parties and the parties will coordinate with respect to the next purchase(s) of Term Debt to ensure that WBA (and its Subsidiaries) will be able to purchase (at that time or going forward) Term Debt up to its Pro Rata Equity Holding at such time of the aggregate amount of the Term Debt purchased (or to be purchased) by KKR Americas XII, the KKR Debt Fund Affiliates and WBA (and its Subsidiaries) in compliance with the Term Debt Limit, it being understood that, in order to achieve such outcome KKR Debt Fund Affiliates may be required to suspend or cease further purchases of Term Debt;

(iv) if (x) the Term Debt Limit has been reached and (y) WBA (and its Affiliates) has not previously been afforded the opportunity to purchase Term Debt up to its Pro Rata Equity Holding, then KKR Americas XII (and/or the KKR Debt Fund Affiliates) that have purchased Term Debt shall promptly sell, in one or more transactions (and to one or more parties that are not WBA or its Affiliates), an amount of Term Debt such that if WBA (or its Affiliates) were to purchase the same amount of Term Debt, WBA and its Affiliates would own its Pro Rata Equity Holding of the Term Debt;

(v) if (x) the Term Debt Limit has been reached and (y) KKR Americas XII (together with the KKR Debt Fund Affiliates) have not previously been afforded the opportunity to purchase Term Debt up to their Pro Rata Equity Holding, then WBA and/or its Affiliates that have purchased Term Debt shall promptly sell, in one or more transactions (and to one or more parties that are not KKR Debt Fund Affiliates or KKR Americas XII or their respective Affiliates), an amount of Term Debt such that if KKR Americas XII (or the KKR Debt Fund Affiliates) were to purchase the same amount of Term Debt they would own their Pro Rata Equity Holding of the Term Debt; and

(vi) for the avoidance of doubt, subject to compliance with the Term Debt Limit and the foregoing principles, neither KKR Americas XII nor WBA (nor any of their respective Affiliates or Subsidiaries) shall have a blocking right if it chooses not to participate in any such investment in Term Debt.

(b) For the avoidance of doubt, none of the covenants in this Section 4.4 will apply to any KKR Portfolio Company or to any business of Kohlberg Kravis Roberts & Co. L.P. and its Affiliates other than the KKR Debt Fund Affiliates and private equity business of KKR Americas XII and; provided that KKR Americas XII will not, directly or indirectly, cause, direct, knowingly encourage or knowingly facilitate any KKR Portfolio Company to violate the provisions of this Section 4.4.

(c) The provisions of this Section 4.4 shall terminate upon the completion of an Initial Public Offering.

Section 4.5. Additional Synergies. KKR and Walgreens will work in good faith with the Company and its Subsidiaries to realize synergy opportunities (in addition to the synergies with respect to drug purchasing under the ABDC Prime Vendor Agreement or pursuant to the WBAD Membership Agreement). Any services other than drug purchasing under the ABDC Prime Vendor Agreement or WBAD Membership Agreement provided by Walgreens (or its Affiliates) to the Company or its Subsidiaries will be priced based on transfer pricing of Walgreen’s (or its Affiliates’) marginal cost plus 10%.

Section 4.6. Standstill. In furtherance of the transactions contemplated by the Merger Agreement and this Agreement and the substantial economic benefit to be conferred upon the parties thereto and hereto, during the period commencing on the date of an Initial Public Offering and terminating on the earliest to occur of (i) the date that is the third anniversary of the date of the Initial Public Offering and (ii) the date that the KKR Stockholders collectively cease to hold any Shares, WBA shall not (and shall cause its controlled Affiliates to not), directly or indirectly: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, any voting right or beneficial ownership as defined in Rule 13d-3 under the Exchange Act)) of any voting securities of the IPO Corporation or any option, forward contract, swap or other position with a value derived from voting securities of the IPO Corporation (other than any broad index-based derivative that is not related to the value of any such securities of the IPO Corporation) or conveying the right to acquire or vote securities of the IPO Corporation, or any ownership of any of the assets or businesses of the IPO Corporation, or any rights or options to acquire any such ownership (including from a third party); (ii) make, or in any way participate in, any “solicitation” (as such term is used in the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any securities of the IPO Corporation; (iii) form, join, or in any way communicate or associate with other security-holders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the IPO Corporation or any voting securities of the IPO Corporation; (iv) arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the IPO Corporation; (v) otherwise act, whether alone or with others, to seek to propose to the IPO Corporation or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the IPO Corporation or otherwise act, whether alone or with others, to seek to control, change or influence the management, board of directors or policies of the IPO Corporation, or nominate any person as a director of the IPO Corporation (except in accordance with its rights under this Agreement), or propose any matter to be voted upon by the stockholders of the IPO Corporation; (vi) solicit, negotiate with, or provide any information to, any Person (other than its permitted Representatives) with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the IPO Corporation or any other acquisition of the IPO Corporation, any acquisition of voting securities of or all or any portion of the assets of the IPO Corporation, or any other similar transaction; (vii) advise, assist or encourage any other Person in connection with any of the foregoing; (viii) take any action which is reasonably likely to cause or require WBA (or its Affiliates) or the IPO Corporation to make a public announcement regarding any of the types of matters set forth in this Section 4.6; (ix) disclose any intention, plan or arrangement inconsistent with the foregoing; or (x) request that the IPO Corporation to amend or waive any provision of this Section 4.6 (including this clause (x)).

Section 4.7. Prime Vendor Agreement.

(a) Walgreens will not amend, modify or waive the ABDC Prime Vendor Agreement in a manner that adversely and disproportionately impacts PharMerica or its Subsidiaries as compared to Walgreens and/or the other “affiliates” (as defined therein) (an “Adverse PVA Amendment”) without the prior written consent of the Company; provided, however, that in the event that Walgreens elects, in its sole discretion, to effect an Adverse PVA Amendment without the prior written consent of the Company, Walgreens shall indemnify PharMerica and its Subsidiaries for any losses incurred by any of them arising solely from the adverse and disproportionate impact of such Adverse PVA Amendment on PharMerica and its Subsidiaries, up to $50,000,000 in the aggregate (the “Annual Indemnification Cap”) for each calendar year; provided PharMerica and its Subsidiaries shall not be entitled to such indemnification for losses incurred following September 30, 2026.

(b) In the event the ABDC Prime Vendor Agreement is terminated (i) by Walgreens, including as a result of a Change of Control (as defined in the Underlying ABDC Prime Vendor Agreement) of ABDC (but excluding a termination as set forth in Section 4.7(c)), (ii) by mutual agreement of ABDC and Walgreens, (iii) by ABDC, in accordance with its terms, as a result of a Change of Control (as defined in the Underlying ABDC Prime Vendor Agreement) of Walgreens or (iv) by ABDC, in accordance with its terms, as a result of Walgreens’ uncured default under the ABDC Prime Vendor Agreement, Walgreens shall in each case use its commercially reasonable efforts to ensure that PharMerica and its Subsidiaries are treated as affiliates of Walgreens under (or otherwise are entitled to purchase pharmaceuticals and other products on the terms set forth in or pursuant to) any new or replacement prime vendor agreement or any similar agreement or any other arrangement serving as the principle arrangement for the purchasing of pharmaceuticals and other products by Walgreens or any of its Affiliates (an “Alternative Purchasing Arrangement” and any such Alternative Purchasing Arrangement under which PharMerica and its Subsidiaries are treated as affiliates of Walgreens or otherwise are entitled to purchase pharmaceuticals and other products, an “Affiliated Purchasing Arrangement”); provided, however, that if following a termination of the ABDC Prime Vendor Agreement as set forth in this Section 4.7(b), Walgreens or any of its Affiliates enters into an Alternative Purchasing Arrangement that is not an Affiliated Purchasing Arrangement (an “Adverse PVA Termination”), Walgreens shall indemnify PharMerica and its Subsidiaries for any losses incurred by them arising from (i) an Adverse PVA Termination or (ii) a termination of the WBAD Membership Agreement, dated as of June 27, 2018, by and among Walgreens Boots Alliance Development GmbH (“WBAD”) and PharMerica (as may be amended from time to time, the “WBAD Membership Agreement”) pursuant to (x) Section 4.C.(ii) thereof, (y) Section 4.C.(iii) thereof if (A) the underlying grounds for such termination arises directly from an affirmative action taken by WBAD or its Affiliates after the date hereof (including allowing additional parties to become members of the WBAD GPO) or (B) following such termination, the activities conducted by the WBAD GPO are no longer in violation of applicable antitrust Law and Walgreens Boots Alliance, Inc. (or any Affiliate thereto) remains as a member of the WBAD GPO, or (z) Section 4.B(i)(c) thereof if the basis for such termination would result in a right to indemnification under the immediately preceding clauses (x) or (y), in each of cases (x), (y) and (z) other than as a result of any action taken by PharMerica or its Subsidiaries (each, an “Adverse WBAD Termination”) up to the Annual Indemnification Cap for each calendar year; provided PharMerica and its Subsidiaries shall not be entitled to such indemnification for losses incurred following September 30, 2026, and provided, further, that all indemnifiable losses under this Section 4.7, shall be calculated on a quarterly basis by a mutually agreed upon internationally-recognized accounting firm, jointly selected and retained by PharMerica and Walgreens (the “Expert Auditor”) by reference to the then-current pharmaceutical pricing applicable to PharMerica, on the one hand, and to Walgreens, on the other hand (which the parties acknowledge may vary from time to time) at the times that such losses are incurred; provided, further, that each of PharMerica and Walgreens shall cooperate reasonably with, and provide reasonable access to its books, records and accounts to, such Expert Auditor solely for the purpose of calculating such losses. Notwithstanding anything to the contrary contained in this Agreement, PharMerica and its Subsidiaries shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any indemnifiable losses that it may incur under this Section 4.7. For the avoidance of doubt, in no event shall Walgreens be required to take any efforts to enter into an Affiliated Purchasing Arrangement if the ABDC Prime Vendor Agreement is terminated by Walgreens or ABDC, in accordance with its terms, as a result of a Change of Control (as such term is defined in the Eighth Amendment to the ABDC Prime Vendor Agreement) of PharMerica that is not a Change of Control (as defined in the Underlying Prime Vendor Agreement) of Walgreens.

(c) In the event that (i) the ABDC Prime Vendor Agreement is terminated by Walgreens, in accordance with its terms, as a result of ABDC’s uncured breach of the ABDC Prime Vendor Agreement; or (ii) ABDC terminates the ABDC Prime Vendor Agreement, or ceases to otherwise perform under its terms, in connection with a claim of default by Walgreens under the ABDC Primer Vendor Agreement, that is disputed and contested by Walgreens, Walgreens shall in each case use reasonable best efforts to ensure that any new or replacement prime vendor agreement that Walgreens enters into following clause (i) or (ii) is an Affiliated Purchasing Arrangement.

(d) Walgreens shall promptly notify the Company and PharMerica in the event of an Adverse PVA Amendment or an Adverse PVA Termination, and if a claim shall arise for indemnification under this Section 4.7, PharMerica shall promptly provide Walgreens with PharMerica management’s good faith estimate of the amount of documented losses actually suffered by PharMerica and its Subsidiaries from any such Adverse PVA Amendment or any such Adverse PVA Termination or from any Adverse WBAD Termination (such amount, the “Indemnification Amount”). Following delivery of any claim by PharMerica, Walgreens and PharMerica shall be given such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the other party, in addition to the rights provided to Walgreens under Section 4.2, and access to such personnel or representatives of the other party (during normal business hours) as PharMerica or Walgreens may reasonably require for the purposes of confirming the Indemnification Amount.

(e) Walgreens shall have sixty (60) days from the date of such notice to object to the Indemnification Amount by delivery of a written notice of such objection, specifying in reasonable detail the basis of such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Amount. If an objection is timely delivered to PharMerica, then PharMerica and Walgreens shall negotiate in good faith for a period of sixty (60) days from the date PharMerica receives the objection notice (such period, the “Negotiation Period”). After the Negotiation Period, if Walgreens and PharMerica cannot agree on the Indemnification Amount, then either party may seek the appropriate legal remedy, including equitable or injunctive relief in a court of equity, with respect to such dispute.

(f) With respect to the obligations of PharMerica or any of its Subsidiaries under the ABDC Prime Vendor Agreement, if Walgreens incurs any penalties or is required to make any other payments as a result of the failure by PharMerica or its Subsidiaries to pay any amounts due thereunder, then PharMerica or the Company shall reimburse Walgreens in full for any such payment made by Walgreens on PharMerica’s or its Subsidiaries’ behalf.

(g) Notwithstanding anything to the contrary herein, all of Walgreens’ obligations herein with respect to the ABDC Prime Vendor Agreement, including this Section 4.7, shall terminate upon the earlier to occur of (i) the execution of a separate agreement between PharMerica or any of its Subsidiaries and ABDC for the purchase of pharmaceuticals and other products directly from ABDC, or (ii) September 30, 2026. Following the date of the Original Agreement, Walgreens shall work in good faith with the Company, PharMerica and the KKR Stockholder to enable PharMerica to enter into its own purchasing agreement with ABDC on at least as favorable terms to PharMerica as the ABDC Prime Vendor Agreement, provided that, whether PharMerica enters into any such proposed purchasing agreement or continues to purchase pharmaceuticals and other products under the ABDC Prime Vendor Agreement shall be decided by the Board in its sole discretion.

ARTICLE V

MISCELLANEOUS

Section 5.1. Termination. This Agreement shall terminate only (i) by written consent of both KKR and Walgreens or (ii) upon the date of consummation of a Company Sale. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination. Notwithstanding any such termination of this Agreement, Section 2.1(d)(i), Section 3.5(d), Section 3.5(e), Section 3.6(b) and this Article V shall survive any termination of this Agreement.

Section 5.2. Indemnification. The Company hereby acknowledges and agrees that each Stockholder and certain Affiliates of each Stockholder and their respective directors, officers, managers, partners, members, employees, agents, advisors, consultants, representatives and controlling Persons are entitled to indemnification in accordance with, and pursuant to the terms of, the Indemnification Agreement.

Section 5.3. Amendments and Waivers. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed by each of the Company, the KKR Stockholders and the Walgreens Stockholders; provided that KKR Americas XII shall have the right to consent to any amendment or waiver of any of the KKR Americas Specified Provisions; provided, further, that WBA shall have the right to consent to any amendment or waiver of any of the WBA Specified Provisions; provided, further, that any party may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Prompt written notice of any amendment to this Agreement shall be given to all Stockholders and, if such amendment pertains to any of the KKR Americas Specified Provisions, to KKR Americas XII and, if such amendment pertains to any of the WBA Specified Provisions, to WBA. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly in writing and executed and delivered by the party against whom such waiver is claimed. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to this Agreement. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 5.4. Successors, Assigns and Transferees. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns and; and by their signatures hereto, each party intends to and does hereby become bound. The rights and obligations of the parties shall not be assigned without the prior written consent of KKR and Walgreens. Any assignment of rights or obligations in violation of this Section 5.4 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained other than the parties hereto and their respective permitted successors and assigns.

Section 5.5. Legend.

(a) Unless and until the Board shall determine otherwise, all Shares shall be uncertificated and recorded in the books and records of the Company. If at any time the Board shall determine to certificate Shares, such certificates shall bear a legend on the face thereof in the following form:

(i) THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

(ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN A STOCKHOLDERS’ AGREEMENT, DATED AS OF DECEMBER 7, 2017, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE ISSUER WITHOUT CHARGE UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

(b)  Upon the sale of any Shares pursuant to (i) an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act in compliance with this Agreement or (ii) another exemption from registration under the Securities Act, the certificates representing such Shares, if any, shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 5.5; provided that the Company may condition such replacement of certificates under clause (ii) upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

Section 5.6. Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, sent via facsimile and confirmed, or mailed by certified mail, return receipt requested, or sent by nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

if to the Company, to:

c/o Phoenix Parent Holdings Inc.

2800 Sand Hill Road, Suite 200

Menlo Park, California 94025

Attention: Jim Momtazee

Facsimile:

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Mark D. Pflug

Email:

Facsimile:

if to the KKR Stockholders (or any of them) or KKR Americas XII, to:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 W. 57th Street, Suite 4200

New York, New York 10019

Attention: David J. Sorkin

Facsimile:

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Mark D. Pflug

Email:

Facsimile:

if to the Walgreens Stockholders (or any of them) or WBA, to:

Walgreen Co.

104 Wilmot Road, MS#10438

Deerfield, IL 60015

Attn: Roger Phillips, Vice President, M&A

Joseph H. Greenberg, Vice President, Global M&A-Legal

Email:

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153

Attn: Michael J. Aiello

Email:

Facsimile:

and, if to any Stockholder who becomes a party to this Agreement after the date of the Original Agreement, to the address and facsimile number set forth below its name on the signature page hereto or on the applicable Joinder Agreement.

(b) Any such notice shall, if delivered personally, be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt; shall, if delivered by facsimile, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five (5) Business Days after the date of deposit in the mail.

(c)  To the extent permitted by Law, whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 5.7. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Transaction Agreements, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 5.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 5.9. Governing Law; Severability; Limitation of Liability; Judicial Proceedings.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b) In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the DGCL, such provision of the DGCL shall control. In the event of a direct conflict between the provisions of this Agreement and the Certificate of Incorporation or bylaws of the Company, this Agreement shall control as between the parties hereto and the parties hereto furthermore undertake to exercise their powers as Stockholders to amend the Certificate of Incorporation or bylaws, as applicable, so as to be consistent with and give effect to the terms of this Agreement. If any provision of the DGCL provides that it may be varied or superseded in the Certificate of Incorporation or bylaws of a corporation, such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)  To the fullest extent permitted by Law, none of the Company, any Stockholder or any other party to this Agreement shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and the Company, each Stockholder and each other party releases each of the other such Persons from liability for any such damages.

(e) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and

the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 5.6. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) To the fullest extent permitted by Law, the parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any claim, controversy or dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such claim, controversy or dispute. Each of the parties agrees that a final and unappealable judgment in any such claim, controversy or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment, or in any other manner provided by Law.

Section 5.10. Equitable Relief. The parties hereby confirm that damages at Law would be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at Law or by statute or otherwise of a party aggrieved as against another party for a breach or threatened breach of any provision hereof, it being the intention by this Section 5.10 to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at Law or otherwise and that the mention herein of any particular remedy shall not preclude a party from any other remedy it or he might have, either in Law or in equity.

Section 5.11. Aggregation of Shares. Notwithstanding anything to the contrary herein, all Shares held or acquired by a Stockholder and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of a Stockholder, or application of any restrictions to a Stockholder, or reference to its Shares under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold. Within a group of investors that are Affiliates, the members of such group of investors may allocate the ability to exercise any rights of such group of investors under this Agreement in any manner that such group of investors (by approval of the holders of a majority of Shares held by such group) sees fit, subject to the other terms of this Agreement.

Section 5.12. Subsequent Acquisition of Shares. Any Shares acquired subsequent to the date of the Original Agreement by a Stockholder shall be subject to the terms and conditions of this Agreement and such securities shall be considered to be “Shares” as such term is used herein for purposes of this Agreement.

Section 5.13. Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 5.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any other party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any KKR Stockholder, KKR Americas XII, any Walgreens Stockholder or WBA (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the named parties hereto (each, but excluding for the avoidance of doubt, the named parties hereto, an “Associated Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Associated Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Associated Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Section 5.15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

PHOENIX PARENT HOLDINGS INC.

By:	/s/ Robert Dries
	Name:	Robert Dries
	Title:	Treasurer

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

KKR PHOENIX AGGREGATOR L.P.

By: KKR Phoenix Aggregator GP LLC, its general partner

By:	/s/ Max C. Lin
	Name:	Max C. Lin
	Title:	Vice President

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF;·each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

WALGREEN CO.

By:	/s/ Mark Vainisi
	Name:	Mark Vainisi
	Title:	SR. VP. Global M&A

WALGREENS BOOTS ALLIANCE, INC., solely for purposes of the WBA Specified Provisions

By:	/s/ Mark Vainisi
	Name:	Mark Vainisi
	Title:	SR. VP. Global M&A

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, each of the undersigned duly executed this agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

KKR AMERICAS FUND XII L.P., solely for purposes of the KKR Americas Specified Provisions

By: KKR Associates Americas XII L.P., its General Partner

By: KKR Americas XII Limited, its General Partner

By:	/s/ David J. Sorkin
	Name:	David J. Sorkin
	Title:	Director

[Signature Page to Amended and Restated Stockholders’ Agreement]

PHARMERICA CORPORATION, solely for purposes of Section 4.7 of this Agreement

By:	/s/ Robert Dries
	Name:	Robert Dries
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Stockholders’ Agreement]

SCHEDULE I

Name	Shares
KKR Phoenix Aggregator L.P.	5,180,000 shares
Walgreen Co.	2,220,000 shares

Schedule I

SCHEDULE II

DIRECTORS AS OF THE BRIGHTSPRING CLOSING

KKR Designated Directors

Max Lin

Neel Varshney

Johnny Kim

Walgreens Designated Directors

David Schreibman

Hari Avula

Current Chief Executive Officer

Jon Rousseau

Other Director

Gregory Weishar

Schedule II

SCHEDULE III

WALGREENS APPROVAL RIGHTS

During the period described in Section 2.4(a) the following actions shall require the prior approval of each of the Walgreens Designated Directors or Walgreens:

(i) any amendment, repeal or alteration of any of the organizational documents of the Company or any of its Subsidiaries;

(ii) any adverse modification to the terms of the Shares held by any Walgreens Stockholder;

(iii) any voluntary election by the Company or any Subsidiary of the Company to commence bankruptcy or insolvency proceedings;

(iv) the entering into of any agreement or transaction, directly or indirectly, between (x) the Company and its Subsidiaries and (y) any KKR Stockholder or any of its Affiliates, including, for the avoidance of doubt, KKR Capital Markets LLC and its affiliates and any KKR Debt Fund Affiliates), in each case other than (a) any agreement or transaction contemplated by this Agreement or the Transaction Agreements or (b) KKR Capital Markets LLC’s or its affiliates’ participation in the arranging of the debt financing of the BrightSpring Acquisition;

(v) any issuance of equity or debt securities of the Company or any of its Subsidiaries to any KKR Stockholder or any Walgreens Stockholder unless (i) the Board determines that any such issuance is in the best interest of the Company and (ii) each of the KKR Stockholders and the Walgreens Stockholders has been given the right to participate in such issuance pro rata on the same terms and conditions and otherwise in accordance with the provisions of this Agreement;

(vi) any redemption or repurchase of Shares or equity securities of any Subsidiary of the Company held by any KKR Stockholder or Walgreens Stockholder, unless such redemption or repurchase is offered to all the KKR Stockholders and Walgreens Stockholders on the same terms and conditions;

(vii) any amendment to the Initial Management Equity Plan to increase in the number of Shares reserved for issuance or securities available to be granted under the Initial Management Equity Program or making, creating or otherwise implementing any other Management Equity Program; provided that approval is hereby deemed granted to amend the Initial Management Equity Program to provide for a pool of no greater than 13% of the total Shares outstanding (calculated on a fully diluted basis) in the aggregate authorized for issuance;

(viii) any issuance by the Company of preferred equity securities or a different class of Capital Stock that is senior to (or with different economic terms than) the Shares held by each of the KKR Stockholders and the Walgreens Stockholders;

(ix) any (A) incurrence, assumption or guarantee by the Company and its Subsidiaries of indebtedness for borrowed money other than (x) for indebtedness incurred by the Company and its Subsidiaries at the Closing (including, for the avoidance of doubt, incurrence of indebtedness under the revolving credit facilities entered into at the Closing), and (y) the incurrence, assumption or guarantee of indebtedness, when taken together with all other additional indebtedness so incurred, assumed or guaranteed that does not exceed $30,000,000; (B) refinancing any of the foregoing indebtedness; or (C) creation of liens on assets that are material to the Company and its Subsidiaries, taken as a whole, except in connection with indebtedness permitted pursuant to this clause (ix);

(x) the declaration or payment by the Company of any dividend or distribution (other than in connection with the consummation of a Company Sale or an Initial Public Offering);

Schedule III-1

(xi) making loans or advances to any Person (other than any loans by or among the Company and/or its Subsidiaries and any loans or advances made to employees of the Company or its Subsidiaries in the ordinary course of business pursuant to guidelines previously approved by the Board (including each of the Walgreens Designated Directors);

(xii) any (A) acquisitions by the Company and/or its Subsidiaries of another Person or the assets, business or securities of another Person, with aggregate payment obligations by the Company and/or its Subsidiaries with respect to such acquisitions in excess of (1) $25,000,000 individually or (2) $100,000,000 in the aggregate for a given fiscal year excluding any such acquisitions approved by the Walgreens Designated Directors or Walgreens or (B) dispositions by the Company and/or its Subsidiaries of any assets (including the disposition or issuance of capital stock of any Subsidiaries but excluding sales of products in the ordinary course of business) or other property having a value (or with an aggregate sale price) in excess of (1) $10,000,000 individually or (2) $50,000,000 in the aggregate for a given fiscal year excluding any dispositions approved by the Walgreens Designated Directors or Walgreens;

(xiii) the initiation or settlement by the Company or any of its Subsidiaries of any lawsuit; except for (i) any settlement in the ordinary course of business that requires payment by the Company or any Subsidiary of less than $3,000,000 and that does not impose any material restriction on or changes to the business or operations of, the Company or any Subsidiary or (ii) initiation of any lawsuit that is in the ordinary course of business or that is not seeking damages of more than $3,000,000;

(xiv)  the hiring or termination by the Company or any of its Subsidiaries of the chief executive office, chief financial officer or other executive officer (for this purpose meaning those officers that report directly to the chief executive officer) of the Company or any of its Subsidiaries;

(xv) approving the annual budget of the Company and its Subsidiaries and the long-range plan of the Company and its Subsidiaries, and, in each case, any material amendments thereto;

(xvi) entering into a definitive agreement with respect to a Company Sale or consummating an Initial Public Offering, in each case except as set forth in Section 3.5;

(xvii) any material capital expenditures by the Company or its Subsidiaries that have not been included in the annual budget of the Company and its Subsidiaries in excess of $3,000,000 individually or $15,000,000 in the aggregate;

(xviii) the appointment of an external auditor for the Company and its Subsidiaries;

(xix) any material change in tax elections or filings of the Company or any of its Subsidiaries;

(xx) any amendment, modification, termination or alteration to the terms and conditions of any Shortfall Funding proposed by the Board; and

(xxi) any action by the Company or its Subsidiaries under the ABDC Prime Vendor Agreement (or any replacement Affiliated Purchasing Arrangement under which WBA or its Affiliates are jointly and severally liable for the obligations of the Company or its Subsidiaries thereunder) if such action would result in a breach by PharMerica or its Subsidiaries of its obligations to make any payments in accordance with the terms of the ABDC Prime Vendor Agreement or such replacement Affiliated Purchasing Arrangement (including the purchase of products pursuant to the ABDC Prime Vendor Agreement (or such replacement Affiliated Purchasing Arrangement) by PharMerica or its Subsidiaries if such purchase would be reasonably likely to result in a breach of the ABDC Prime Vendor Agreement (or such replacement Affiliated Purchasing Arrangement)).

Schedule III-2

ANNEX A

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”), dated as of March 5, 2019 and as it may be amended from time to time in accordance with its terms, by and among Phoenix Parent Holdings Inc., KKR Phoenix Aggregator L.P., KKR Americas XII Fund L.P., Walgreen Co. and Walgreens Boots Alliance, Inc., and any other Persons who become parties to the Stockholders Agreement’ pursuant to a Joinder Agreement.

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

By executing and delivering this Joinder Agreement to the Stockholders’ Agreement, the undersigned hereby adopts and approves the Stockholders’ Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming the transferee of Shares, (x) to be bound by and to comply with the provisions of the Stockholders’ Agreement that were applicable to the transferor of such Shares, in the same manner as if the undersigned were an original signatory to the Stockholders’ Agreement, and (y) that the Shares Transferred shall bear legends, substantially in the forms required by Section 5.5 of the Stockholders’ Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the   day of   , 20  .

[NAME OF STOCKHOLDER]

By:
Name:
Title:

Address: [Address]
Attention: [Name]
Facsimile: [Facsimile Number]

Annex A